Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Horizon Technology Finance Corporation of our report dated February 27, 2024, relating to the consolidated financial statements of Horizon Technology Finance Corporation and Subsidiaries, appearing in the Annual Report on Form 10‑K of Horizon Technology Finance Corporation for the year ended December 31, 2023.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2.

/s/ RSM US LLP

Hartford, Connecticut

March 29, 2024